                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                                ASK JEEVES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    045174109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                 / /  Rule 13d-1(b)
                 / /  Rule 13d-1(c)
                 /X/  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------         ---------------------------------
CUSIP No.   045174109                    13G   Page 2 of 14 pages
--------------------------------------         ---------------------------------


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Highland Capital Partners IV Limited Partnership

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  / /

                                                                       (a)  / /
                                                                       (b)  / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0

       NUMBER OF

                          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                2,219,909

                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING
         PERSON                 0

                          ------------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,219,909

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,219,909
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /



--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        8.3%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------


                               Page 2 of 14 pages

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Highland Management Partners IV LLC

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  / /

                                                                       (a)  / /
                                                                       (b)  / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0

       NUMBER OF

                          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                2,219,909

                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING
         PERSON                 0

                          ------------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,219,909

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,219,909
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /



--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        8.3%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------


                               Page 3 of 15 pages

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert F. Higgins

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0

       NUMBER OF

                          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                2,312,322

                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING
         PERSON                 0

                          ------------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,312,322

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,312,322
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /



--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        8.6%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------


                               Page 4 of 15 pages

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Paul A. Maeder

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0

       NUMBER OF

                          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                2,312,322

                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING
         PERSON                 0

                          ------------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,312,322

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,312,322
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /



--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        8.6%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------


                               Page 5 of 15 pages

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Daniel J. Nova

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0

       NUMBER OF

                          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                2,312,322

                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING
         PERSON                 0

                          ------------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,312,322

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,312,322
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /



--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        8.6%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------


                               Page 6 of 15 pages

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Keith E. Benjamin

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0

       NUMBER OF

                          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                2,312,322

                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING
         PERSON                 0

                          ------------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,312,322

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,312,322
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /



--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        8.6%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------


                               Page 7 of 15 pages

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Wycliffe K. Grousbeck

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0

       NUMBER OF

                          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                2,312,322

                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING
         PERSON                 0

                          ------------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,312,322

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,312,322
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /



--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        8.6%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------


                               Page 8 of 15 pages

Item 1(a).        NAME OF ISSUER:  Ask Jeeves, Inc. (the "Company")

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 5858 Horton Street, Suite 350, Emeryville, California 94608

ITEM 2(A)                                      ITEM 2(B)                       ITEM 2(C)

                                                                         Citizenship or Place
NAME OF PERSON FILING                          ADDRESS                      OF ORGANIZATION

Highland Capital Partners IV Limited           Two International Place         Delaware
    Partnership ("Highland Capital"), a        Boston, MA 02110
    Delaware limited partnership

Highland Management Partners IV LLC            Two International Place         Delaware
    ("Highland Management"), a Delaware        Boston, MA 02110
    limited liability company and the
    sole general partner of Highland Capital

Robert F. Higgins, Paul A. Maeder, Daniel J.   Two International Place       United States
    Nova, Keith E. Benjamin and Wycliffe K.    Boston, MA 02110
    Grousbeck, the managing members of
    Highland Management (the "Investing
    Managing Members")

Item 2(d).        TITLE OF CLASS OF SECURITIES:  Common Stock.

Item 2(e).        CUSIP NUMBER:    045174109

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

Item 4.           OWNERSHIP.

         (a)      Amount Beneficially Owned:

                  Highland Capital is the record owner of and beneficially owns 2,219,909 shares (the "Shares") of Common Stock. Highland Capital has the power to vote or direct the disposition of all of the Shares. Such power is exercised through Highland Management as the sole general partner of Highland Capital. Highland


                               Page 9 of 13 pages

                  Management, as the general partner of Highland Capital, may be deemed to own the Shares beneficially. The Investing Managing Members have the power over all investment decisions of Highland Management and therefore may be deemed to share beneficial ownership of the Shares by virtue of their status as controlling persons of Highland Management. In addition, Highland Entrepreneurs' Fund IV Limited Partnership ("HEF") is the record owner of and beneficially owns 92,413 shares (the "HEF Shares") of Common Stock. HEF has the power to vote or direct the disposition of all of the HEF Shares. Such power is exercised through Highland Entrepreneurs' Fund IV LLC (the "LLC") as the sole general partner of HEF. The LLC, as the general partner of HEF, may be deemed to own the HEF Shares beneficially. The Investing Managing Members have the power over all investment decisions of the LLC and therefore may be deemed to share beneficial ownership of the HEF Shares by virtue of their status as controlling persons of the LLC. Highland Management disclaims beneficial ownership of the Shares and each of the Investing Managing Members disclaims beneficial ownership of the Shares and the HEF Shares.

         (b)      Percent of Class:

                  Each of Highland Capital and Highland Management may be deemed to own beneficially 8.3% of the outstanding Common Stock. Each of the Investing Managing Members may be deemed to own beneficially 8.6% of the outstanding Common Stock. The foregoing percentage is based on the 26,805,404 shares of Common Stock reported to be outstanding as of October 31, 1999 in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

         (c) Number of shares as to which such person has:

                  (i) Each of Highland Capital, Highland Management and the Investing Managing Members has sole power to vote or direct the vote of -0- shares.

                  (ii) Highland Capital, Highland Management and each of the Investing Managing Members have shared power to vote or to direct the vote of 2,219,909 shares. In addition, each of the Investing Managing Members have shared power to vote or to direct the vote of an additional 92,413 shares, for an aggregate number of 2,312,322 shares.

                  (iii) Each of Highland Capital, Highland Management and the Investing Managing Members has sole power to dispose or to direct the disposition of -0- shares.

                  (iv) Highland Capital, Highland Management and each of the Investing Managing Members have shared power to dispose or to direct the disposition of 2,219,909 shares. In addition, each of the Investing Managing Members have shared power to dispose or to direct the disposition of an additional 92,413 shares, for an aggregate number of 2,312,322 shares.


                              Page 10 of 14 pages

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

Item 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                  WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Highland Capital, Highland Management, and each of the Investing Managing Members expressly disclaim membership in a "group" as defined in Rule 13d - 1(b)(1)(ii)(J).

Item 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

Item 10.          CERTIFICATION.

                  Not applicable.


                              Page 11 of 14 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2000

HIGHLAND CAPITAL PARTNERS IV
  LIMITED PARTNERSHIP

By:   Highland Management
        Partners IV LLC

      By:   /s/ Robert F. Higgins
           ------------------------
           Managing Member

HIGHLAND MANAGEMENT PARTNERS IV LLC

By:   /s/ Robert F. Higgins
      -----------------------------
      Managing Member

/s/ Robert F. Higgins
---------------------------
Robert F. Higgins

/s/ Paul A. Maeder
---------------------------
Paul A. Maeder

/s/ Daniel J. Nova
---------------------------
Daniel J. Nova

/s/ Keith E. Benjamin
---------------------------
Keith E. Benjamin

/s/ Wycliffe K. Grousbeck
---------------------------
Wycliffe K. Grousbeck


                              Page 12 of 14 pages

                                  Exhibit Index

          EXHIBIT NO.                    DESCRIPTION                    PAGE NO.

               A                  Agreement of Joint Filing                14


                              Page 13 of 14 pages